Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS FOURTH QUARTER RESULTS
Company Increases Quarterly Dividend by 5% and
Provides Full-Year 2026 Outlook
PARSIPPANY, N.J., February 18, 2026 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months and year ended December 31, 2025. Highlights include:
•System-wide rooms grew 4% year-over-year.
•Awarded 870 development contracts globally in 2025, an increase of 18% year-over-year and an all-time high.
•Development pipeline grew 3% year-over-year and 1% sequentially to a record 259,000 rooms.
•Ancillary revenues increased 15% on a full-year basis - achieving an all-time high.
•Full-year 2025 diluted EPS decreased 31% to $2.50 from $3.61 primarily reflecting non-cash impairment and other-related charges; however, adjusted diluted EPS increased 6% to $4.58, or approximately 6% on a comparable basis.
•Full-year 2025 net income decreased 33% to $193 million from $289 million primarily reflecting non-cash impairment and other-related charges; however, adjusted net income increased 2% to $353 million, or approximately 2% on a comparable basis.
•Full-year 2025 adjusted EBITDA increased 3% to $718 million, or 4% on a comparable basis - in line with the Company's expectations.
•Net cash provided by operating activities of $367 million and adjusted free cash flow of $433 million.
•Returned $393 million to shareholders for the full-year through $266 million of share repurchases and quarterly cash dividends of $0.41 per share.
•Board of Directors recently authorized a 5% increase in the quarterly cash dividend to $0.43 per share beginning with the dividend expected to be declared in the first quarter 2026.
"Our teams around the world opened a record 72,000 rooms, delivered 4% global net room growth and grew our global development pipeline to a record 259,000 rooms," said Geoff Ballotti, president and chief executive officer. "Despite continued negative U.S. RevPAR pressure, we grew full-year comparable-basis adjusted EBITDA and adjusted EPS in 2025 by 4% and 6%, respectively, generated adjusted free cash flow of more than $430 million and returned nearly $400 million to shareholders. As demand trends improve and RevPAR stabilizes, we remain confident in our long-term strategy while creating compounding value for franchisees, guests and shareholders.”

Reporting Methodology
Beginning in the second quarter of 2025, the Company revised its reporting methodology to exclude the impact of all rooms under the Super 8 China master license agreement from its reported system size, RevPAR and royalty rate, and corresponding growth metrics. The Company's financial results will continue to reflect fees due from the Super 8 master licensee in China, which contributed approximately $2 million to the Company's full-year 2025 consolidated adjusted EBITDA.
System Size and Development

	Rooms
	December 31, 2025	December 31, 2024	YOY Change (bps)
United States	505,100	501,800	70
International	363,800	333,900	900
Global	868,900	835,700	400
The Company's global system grew 4%, including 1% growth in the U.S. and 7% growth in the Company's higher RevPAR EMEA and Latin America regions.
As of December 31, 2025, the Company's global development pipeline increased 3% vs. prior-year to a record-high level of approximately 2,200 hotels and 259,000 rooms. Key highlights include:
•3% pipeline growth in both the U.S. and internationally
•Approximately 70% of the pipeline is in the midscale and above segments, which grew 3% year-over-year
•Approximately 17% of the pipeline is in the extended stay segment
•Approximately 42% of the pipeline is in the U.S.
•Approximately 77% of the pipeline is new construction and approximately 36% of these projects have broken ground; rooms under construction grew 3% year-over-year
RevPAR

	Fourth Quarter 2025	YOY Constant Currency % Change	Full-Year 2025	YOY Constant Currency % Change
United States	$42.91	(8%)	$48.44	(4%)
International	36.96	(1)	38.13	—
Global	40.36	(6)	44.12	(3)
Fourth quarter global RevPAR decreased 6% in constant currency compared to 2024, reflecting declines of 8% in the U.S. and 1% internationally.
In the U.S., fourth quarter results included approximately 140 basis points of unfavorable hurricane impacts; excluding which, RevPAR declined approximately 610 basis points year-over-year reflecting a 360 basis-point reduction in occupancy and a 250 basis-point decline in ADR. Softer results in Florida, Texas and California were partially offset by continued strength across the Midwest.

Internationally, constant currency growth of 7% in EMEA and 6% in Latin America, each reflected both improved demand and pricing power, while growth of 1% in Canada was driven by pricing power, partially offset by lower demand. The growth in those regions was more than offset by softness in Asia Pacific, including China where RevPAR declined 10%.

For the full-year, global RevPAR decreased 3% in constant currency compared to 2024, in line with the Company's outlook, reflecting a 4% decline in the U.S. and flat growth internationally. U.S. results reflected a 270 basis-point reduction in occupancy and a 120 basis-point decline in ADR.
Operating Results
Fourth Quarter
The comparability of the Company’s fourth quarter results is impacted by marketing fund variability. The Company’s reported results and comparable-basis results (adjusted to neutralize these impacts) are presented below to enhance transparency and provide a better understanding of the results of the Company’s ongoing operations.

	Fee-related and other revenues	Net income/ (loss)(a)	Adjusted EBITDA	Reported diluted earnings/ (loss) per share(a)	Adjusted diluted EPS(a)
2024 reported	$341	$85	$168	$1.08	$1.04

2025 reported	334	(60)	165	(0.80)	0.93
Change	(7)	(145)	(3)	(1.88)	(0.11)
Less: Marketing fund variability	n/a	(6)	(7)	(0.08)	(0.07)
Comparable growth	$(7)	$(139)	$4	$(1.80)	$(0.04)

Comparable growth rate	(2%)	NM	2%	NM	(4%)

NOTE: Growth rates may not recalculate due to rounding; see Table 7 for a reconciliation of non-GAAP metrics and Table 9 for definitions.
(a)    Includes estimated tax impact of marketing fund variability.

•Fee-related and other revenues were $334 million compared to $341 million in the fourth quarter of 2024, reflecting a 5% decline in RevPAR and lower other franchise fees, partially offset by a 19% increase in ancillary revenue and global net room growth of 4%.
•The Company generated a net loss of $60 million compared to net income of $85 million in the fourth quarter of 2024, reflecting impairment and other-related costs, lower adjusted EBITDA and higher interest expense. Adjusted net income was $71 million compared to $82 million in the fourth quarter of 2024.
•Adjusted EBITDA decreased 2% to $165 million compared to $168 million in the fourth quarter of 2024. This decrease included a $7 million unfavorable impact from expected marketing fund variability, excluding which adjusted EBITDA grew 2% on a comparable basis. This growth primarily reflects increased ancillary revenues and cost containment measures, including both operational efficiencies and one-time variable reductions, partially offset by lower royalties and franchise fees and elevated costs associated with insurance, litigation defense and employee benefits - all of which are reflective of the broader operating environment.
•The Company generated diluted loss per share of $0.80 compared to diluted earnings per share of $1.08 in the fourth quarter of 2024, which primarily reflects lower net income, partially offset by the benefit of a lower share count due to share repurchase activity.
•Adjusted diluted EPS decreased 11% to $0.93 compared to $1.04 in the fourth quarter of 2024. This decrease included an unfavorable impact of $0.07 per share related to marketing fund variability (after estimated taxes). On a comparable basis, adjusted diluted EPS decreased approximately 4% year-over-year primarily reflecting a higher effective tax rate, as expected, as well as higher interest expense, partially offset by comparable adjusted EBITDA growth and the benefit of share repurchase activity.
Full-Year
The comparability of the Company’s full-year 2025 results is impacted by marketing fund variability. The Company’s reported results and comparable-basis results (adjusted to neutralize these impacts) are presented below to enhance transparency and provide a better understanding of the results of the Company’s ongoing operations.

	Fee-related and other revenues	Net income(a)	Adjusted EBITDA	Reported diluted EPS(a)	Adjusted diluted EPS(a)
2024 reported	$1,404	$289	$694	$3.61	$4.33

2025 reported	1,429	193	718	2.50	4.58
Change	25	(96)	24	(1.11)	0.25
Less: Marketing fund variability	n/a	(2)	(2)	(0.02)	(0.02)
Comparable growth	$25	$(94)	$26	$(1.09)	$0.27

Comparable growth rate	2%	(33%)	4%	(30%)	6%

NOTE: Growth rates may not recalculate due to rounding; see Table 7 for a reconciliation of non-GAAP metrics and Table 9 for definitions.
(a)    Includes estimated tax impact of marketing fund variability.

•Fee-related and other revenues grew 2% to $1.43 billion compared to $1.40 billion in full-year 2024 which reflects a 15% increase in ancillary revenues, higher pass-through revenues due to the Company's global franchisee conference and a 4% increase in global net room growth, partially offset by a 3% decline in RevPAR.
•Net income decreased 33% to $193 million compared to $289 million in full-year 2024, reflecting higher impairment and other-related costs, higher interest expense and the absence of a benefit in connection with the reversal of a spin-off related matter, which were partially offset by higher adjusted EBITDA and lower transaction-related expenses in connection with defending an unsuccessful hostile takeover attempt. Adjusted net income was $353 million compared to $347 million in full-year 2024.
•Adjusted EBITDA grew 3% to $718 million compared to $694 million in full-year 2024. This increase included a $2 million unfavorable impact, as expected, from marketing fund variability, excluding which adjusted EBITDA grew 4% on a comparable basis, primarily reflecting higher revenues and cost containment measures, including both operational efficiencies and one-time variable reductions, which were partially offset by lower royalties and franchise fees, along with elevated costs associated with insurance, litigation defense and employee benefits - all of which are reflective of the broader operating environment.
•Diluted earnings per share decreased 31% to $2.50 compared to $3.61 in full-year 2024, which primarily reflects lower net income, partially offset by the benefit of a lower share count due to share repurchase activity.
•Adjusted diluted EPS grew 6% to $4.58 compared to $4.33 in full-year 2024. This increase included an unfavorable impact of $0.02 per share, as expected, related to marketing fund variability (after estimated taxes). On a comparable basis, adjusted diluted EPS increased approximately 6% year-over-year reflecting comparable adjusted EBITDA growth and the benefit of share repurchase activity, partially offset by higher interest expense.
Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
Balance Sheet and Liquidity
The Company generated $367 million of net cash provided by operating activities and $433 million of adjusted free cash flow in 2025. The Company ended the quarter with a cash balance of $64 million and $840 million in total liquidity.
The Company’s net debt leverage ratio was 3.5 times at December 31, 2025, at the midpoint of the Company’s 3 to 4 times stated target range and in line with expectations.
Share Repurchases and Dividends
During the fourth quarter, the Company repurchased approximately 0.6 million shares of its common stock for $43 million. For the full-year 2025, the Company repurchased approximately 3.1 million shares of its common stock for $266 million.
The Company paid common stock dividends of $31 million, or $0.41 per share, during the fourth quarter 2025 for a total of $127 million, or $1.64 per share, for the full-year 2025.
For the full-year 2025, the Company returned $393 million to shareholders through share repurchases and quarterly cash dividends.
The Company's Board of Directors recently authorized a 5% increase in the quarterly cash dividend to $0.43 per share, beginning with the dividend expected to be declared in first quarter 2026.
Impairment and Other Charges
During the preparation of its year-end 2025 financial statements, the Company learned that a large European franchisee, Revo Hospitality Group ("Revo") has filed for insolvency proceedings under self-administration for most of its operating entities.
As a result, the Company has evaluated the recoverability of the carrying value of assets associated with Revo as of December 31, 2025 and has recorded charges of $74 million within operating expenses and $48 million within impairment on the Consolidated Statements of Income (Loss) to reflect the net realizable value on the Company's balance sheet.
Additionally, as a result of Revo's insolvency proceedings and in the process of performing its quantitative assessments for impairment on its intangible assets, the Company determined that a portion of its Vienna House trademark and related-franchise agreements were impaired. Accordingly, the Company recorded impairment charges totaling $38 million to reduce the carrying value of those assets to their estimated fair values.
Starting in the fourth quarter of 2025, the Company began deferring all revenues related to Revo due to uncertainty around collectability. These revenues will continue to accrue and will only be recognized as revenues following a period after which collections from Revo are deemed probable. The table below includes information about revenue recognition related to Revo for the periods presented:

	Full-Year 2024	Full-Year 2025 (a)
Royalties and franchise fees	$ 15	$ 12
Marketing, reservation and loyalty fees (b)	8	8
Total fee-related and other revenues (c)(d)	$ 23	$ 20

(a)    Reflects deferral of fourth quarter revenues related to Revo due to uncertainty around collectability.
(b)    These fees are expected to approximate expenses on a full-year basis.
(c)    Excludes development advance notes amortization.
(d)    Approximately 22,000 rooms operated by Revo remain under the Company's brands and distributed on its channels as of December 31, 2025. As such, they will remain in the Company's global room count and RevPAR operating statistics for so long as the underlying agreements remain in effect. The historical impact of Revo's net room additions on the Company's global annual organic net room growth has been immaterial.

Outlook
The Company provided the following outlook for full-year 2026:

2026 Outlook
Year-over-year rooms growth (a)	4.0% - 4.5%
Year-over-year global RevPAR growth (b)	(1.5%) - 0.5%
Fee-related and other revenues	$1.46 - $1.49 billion
Adjusted EBITDA (c)	$730 - $745 million
Adjusted net income	$354 - $368 million
Adjusted diluted EPS	$4.62 - $4.80
Free cash flow conversion rate	55% - 60%

(a)    Excludes any potential room termination impact associated with Revo's ongoing insolvency.
(b)    Represents constant currency basis; on a reported basis, which includes foreign currency impacts, would be (1.5%) - 0.5%.
(c)    Includes the effects of the deferral of $12 million of royalties and franchise fees from Revo and the inclusion of $15 million of previously disclosed one-time variable cost reductions made in 2025; excluding which comparable basis growth rate would be 5% - 7%.
The Company expects marketing fund revenues to roughly equal expenses during full-year 2026 though seasonality of spend will affect the quarterly comparisons throughout the year.

More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.
Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Thursday, February 19, 2026 at 8:00 a.m. ET. Listeners can access the webcast live through the Company’s website at https://investor.wyndhamhotels.com. The conference call may also be accessed by dialing 800 343-4136 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on February 19, 2026. A telephone replay will be available for approximately ten days beginning at noon ET on February 19, 2026 at 800 839-1320.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of franchised properties, with over 8,300 hotels across approximately 100 countries on six continents. Through its network of approximately 869,000 franchised and affiliated rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 25 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, ECHO Suites®, Registry Collection Hotels®, Trademark Collection® and Wyndham®. The Company’s award-winning Wyndham Rewards loyalty program offers over 122 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit https://investor.wyndhamhotels.com. The Company may use its website and social media channels as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company's website in the Investors section, which can currently be accessed at https://investor.wyndhamhotels.com or on the Company's social media channels, including the Company's LinkedIn account which can currently be accessed at https://www.linkedin.com/company/wyndhamhotels. Accordingly, investors should monitor this section of the Company's website and the Company's social media channels in addition to following the Company's press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the federal securities laws, including statements related to Wyndham's current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends and restructuring charges. Forward-looking statements are any statements other than statements of historical fact, including those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "predict," "intend," "goal," "future," "forward," "remain," "confident," "outlook," "guidance," "target," "objective," "estimate," "projection" and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions, including inflation, higher interest rates and potential recessionary pressures, which may impact decisions by consumers and businesses to use travel accommodations; global trade disputes, including with China; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising business; Wyndham's relationships with franchisees; the ability of franchisees to pay back loans owed to Wyndham; the impact of prior or any future impairment charges related to the credit Wyndham extends to its franchisees; the impact of war, terrorist activity, political instability or political strife; global or regional health crises or pandemics including the resulting impact on Wyndham's business, operations, financial results, cash flows and liquidity, as well as the impact on its franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel; Wyndham's ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to Wyndham's ability to obtain financing and the terms of such financing, including access to liquidity and capital; and Wyndham's ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in Wyndham's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. These risks and uncertainties are not the only ones Wyndham may face and additional risks may arise or become material in the future. Wyndham undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Maire Griffin Senior Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME (LOSS) STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net revenues
Royalties and franchise fees	$121	$136	$541	$555
Marketing, reservation and loyalty	131	135	562	563
Management and other fees	2	3	9	10
License and other fees	31	30	126	119
Other	49	37	191	157
Fee-related and other revenues	334	341	1,429	1,404
Cost reimbursements	—	—	—	4
Net revenues	334	341	1,429	1,408

Expenses
Marketing, reservation and loyalty	133	130	565	564
Operating	94	21	168	81
General and administrative	39	39	125	130
Cost reimbursements	—	—	—	4
Depreciation and amortization	16	17	62	71
Impairment	86	—	86	12
Restructuring and other-related	2	4	18	15
Transaction-related	—	—	2	47
Separation-related	—	—	1	(11)
Total expenses	370	211	1,027	913

Operating income/(loss)	(36)	130	402	495
Interest expense, net	36	32	139	124
Early extinguishment of debt	—	—	—	3

Income/(loss) before income taxes	(72)	98	263	368
Provision/(benefit) for income taxes	(12)	13	70	79
Net income/(loss)	$(60)	$85	$193	$289

Earnings/(loss) per share
Basic	$(0.80)	$1.09	$2.51	$3.64
Diluted	(0.80)	1.08	2.50	3.61

Weighted average shares outstanding
Basic	75.7	78.0	76.8	79.5
Diluted	75.7	78.8	77.2	80.1

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full-Year
Hotel Franchising
Net revenues
2025	$316	$397	$382	$334	$1,429
2024	305	367	396	341	1,408
Adjusted EBITDA
2025	$161	$214	$228	$178	$781
2024	158	195	224	189	767

Corporate
Net revenues
2025	$—	$—	$—	$—	$—
2024	—	—	—	—	—
Adjusted EBITDA
2025	$(16)	$(19)	$(15)	$(13)	$(63)
2024	(17)	(17)	(16)	(21)	(73)

Total Company
Net revenues
2025	$316	$397	$382	$334	$1,429
2024	305	367	396	341	1,408
Net income/(loss)
2025	$61	$87	$105	$(60)	$193
2024	16	86	102	85	289
Adjusted EBITDA
2025	$145	$195	$213	$165	$718
2024	141	178	208	168	694

NOTE: Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and Table 9 for definitions.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2025	2024
Operating activities
Net income	$193	$289
Depreciation and amortization	62	71
Impairment	86	12
Payments related to hostile takeover defense	—	(47)
Payments of development advance notes, net	(105)	(109)
Working capital and other, net	131	74
Net cash provided by operating activities	367	290
Investing activities
Property and equipment additions	(46)	(49)
Loan advances, net	(57)	(16)
Net cash used in investing activities	(103)	(65)
Financing activities
Proceeds from long-term debt	405	1,835
Payments of long-term debt	(312)	(1,539)
Dividends to shareholders	(127)	(122)
Repurchases of common stock	(266)	(310)
Other, net	(14)	(39)
Net cash used in financing activities	(314)	(175)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	1	(3)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(49)	47
Cash, cash equivalents and restricted cash, beginning of period	113	66
Cash, cash equivalents and restricted cash, end of period	$64	$113

Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$152	$134	$367	$290
Less: Property and equipment additions	(16)	(25)	(46)	(49)
Plus: Payments of development advance notes, net	32	21	105	109
Free cash flow	168	130	426	350
Plus: Adjusting items (a)	—	—	7	45
Adjusted free cash flow	$168	$130	$433	$395

(a)    2024 includes payments related to the Company's defense of an unsuccessful hostile takeover attempt; 2025 and 2024 include separation-related net tax payments.

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

		As of December 31, 2025	As of December 31, 2024
Assets
Cash and cash equivalents		$64	$103
Trade receivables, net		291	271
Property and equipment, net		104	94
Goodwill and intangible assets, net		3,015	3,073
Other current and non-current assets		708	682
Total assets		$4,182	$4,223

Liabilities and stockholders' equity
Total debt		$2,560	$2,463
Other current liabilities		462	423
Deferred income tax liabilities		271	332
Other non-current liabilities		421	355
Total liabilities		3,714	3,573
Total stockholders' equity		468	650
Total liabilities and stockholders' equity		$4,182	$4,223

Our outstanding debt was as follows:
	Weighted Average Interest Rate (a)	As of December 31, 2025	As of December 31, 2024

$1.0 billion revolving credit facility (due October 2030)	5.6%	$224	$88
$400 million term loan A (due April 2027)	5.9%	337	364
$1.5 billion term loan B (due May 2030)	5.4%	1,502	1,515
$500 million 4.375% senior unsecured notes (due August 2028)	4.4%	497	496
Total debt	5.3%	2,560	2,463
Cash and cash equivalents		64	103
Net debt		$2,496	$2,360
Net debt leverage ratio		3.5x	3.4x

(a)    Represents weighted average interest rates for the fourth quarter 2025, including the effects from hedging.

Our outstanding debt as of December 31, 2025 matures as follows:
Amount
Within 1 year	$45
Between 1 and 2 years	323
Between 2 and 3 years	513
Between 3 and 4 years	15
Between 4 and 5 years	1,664
Thereafter	—
Total	$2,560

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Year Ended December 31,
	2025	2024	Change	% Change
Beginning Room Count (January 1)
United States	501,800	497,600	4,200	1%
International	333,900	306,100	27,800	9
Global	835,700	803,700	32,000	4

Additions
United States	28,700	27,800	900	3
International	42,900	35,600	7,300	21
Global	71,600	63,400	8,200	13

Deletions
United States	(25,400)	(23,600)	(1,800)	(8)
International	(13,000)	(7,800)	(5,200)	(67)
Global	(38,400)	(31,400)	(7,000)	(22)

Ending Room Count (December 31)
United States	505,100	501,800	3,300	1
International	363,800	333,900	29,900	9
Global	868,900	835,700	33,200	4%

	As of December 31,				FY 2025 Royalty Contribution
	2025	2024	Change	% Change
System Size
United States
Economy	221,800	224,800	(3,000)	(1%)
Midscale and Above	283,300	277,000	6,300	2
Total United States	505,100	501,800	3,300	1%	77%

International
Greater China	133,200	117,000	16,200	14%	4
Rest of Asia Pacific	44,200	40,000	4,200	11	2
Europe, the Middle East and Africa	100,200	93,000	7,200	8	8
Canada	39,700	39,700	—	—	6
Latin America	46,500	44,200	2,300	5	3
Total International	363,800	333,900	29,900	9%	23

Global	868,900	835,700	33,200	4%	100%

NOTE: Global, International and Greater China rooms exclude all rooms associated with the Company's Super 8 master licensee in China in both periods. Historical metrics for comparability are included in Table 6.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended December 31, 2025	Constant Currency % Change (b)
Regional RevPAR Growth
United States
Economy	$34.59	(9%)
Midscale and Upper Midscale	49.24	(6)
Upscale and Above	69.18	(22)
Total United States	$42.91	(8%)

International
Greater China (a)	$16.59	(10%)
Rest of Asia Pacific	33.65	(2)
Europe, the Middle East and Africa	58.40	7
Canada	46.23	1
Latin America	51.56	6
Total International (a)	$36.96	(1%)

Global (a)	$40.36	(6%)

	Three Months Ended December 31,
	2025	2024	% Change (c)
Average Royalty Rate
United States	4.7%	4.8%	(5 bps)
International (a)	2.3%	2.7%	(40 bps)
Global (a)	3.8%	4.1%	(26 bps)

	Year Ended December 31, 2025	Constant Currency % Change (b)
Regional RevPAR Growth
United States
Economy	$39.35	(4%)
Midscale and Upper Midscale	55.05	(3)
Upscale and Above	81.11	(16)
Total United States	$48.44	(4%)

International
Greater China (a)	$16.81	(9%)
Rest of Asia Pacific	31.56	(3)
Europe, the Middle East and Africa	57.11	6
Canada	56.75	5
Latin America	52.30	11
Total International (a)	$38.13	—%

Global (a)	$44.12	(3%)

	Year Ended December 31,
	2025	2024	% Change (c)
Average Royalty Rate
United States	4.8%	4.7%	7 bps
International (a)	2.5%	2.6%	(4 bps)
Global (a)	4.0%	4.0%	(2 bps)

(a)    Excludes the impact from all rooms associated with the Company's Super 8 master licensee in China in both periods. Additionally, reflects the impact of the Company's deferral of revenues from Revo, which unfavorably impacted our fourth quarter international and global average royalty rates by 40 bps and 15 bps, respectively, and our full-year international and global average royalty rates by 10 bps and 4 bps, respectively.
(b)    International and global exclude the impact of currency exchange movements.
(c)    Amounts may not recalculate due to rounding.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR, ROYALTY RATE AND ROOMS

REPORTING BASIS AS OF Q2 2025

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full- Year
Total System
Global RevPAR
2025	$38.44	$47.55	$50.05	$40.36	$44.12
2024	$38.48	$49.08	$52.59	$42.58	$45.69
U.S. RevPAR
2025	$42.37	$53.32	$55.07	$42.91	$48.44
2024	$41.68	$55.44	$57.98	$46.41	$50.37
International RevPAR
2025	$32.81	$39.45	$43.11	$36.96	$38.13
2024	$33.53	$39.40	$44.52	$36.92	$38.63
Global Royalty Rate
2025	4.0%	4.0%	4.0%	3.8%	4.0%
2024	3.9%	4.0%	4.0%	4.1%	4.0%
U.S. Royalty Rate
2025	4.8%	4.7%	4.8%	4.7%	4.8%
2024	4.6%	4.7%	4.7%	4.8%	4.7%
International Royalty Rate
2025	2.6%	2.6%	2.6%	2.3%	2.5%
2024	2.5%	2.5%	2.6%	2.7%	2.6%
Global Rooms
2025	839,900	846,700	855,400	868,900	868,900
2024	808,000	816,300	823,200	835,700	835,700
U.S. Rooms
2025	502,600	503,300	503,400	505,100	505,100
2024	499,100	499,400	500,600	501,800	501,800
International Rooms
2025	337,300	343,400	352,000	363,800	363,800
2024	308,900	316,900	322,600	333,900	333,900

NOTE: Data excludes the impact from all rooms associated with the Company's Super 8 master licensee in China in all periods.

PRE Q2 2025 REPORTING BASIS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full- Year
Total System
Global RevPAR
2025	$36.13	n/a	n/a	n/a	n/a
2024	$36.28	$45.99	$49.33	$40.01	$42.91
International RevPAR
2025	$28.73	n/a	n/a	n/a	n/a
2024	$29.38	$34.11	$38.60	$32.17	$33.59
Global Royalty Rate
2025	4.0%	n/a	n/a	n/a	n/a
2024	3.8%	4.0%	4.0%	4.0%	3.9%
International Royalty Rate
2025	2.6%	n/a	n/a	n/a	n/a
2024	2.4%	2.4%	2.5%	2.6%	2.5%
Global Rooms
2025	907,200	n/a	n/a	n/a	n/a
2024	876,300	884,900	892,600	903,000	903,000
International Rooms
2025	404,600	n/a	n/a	n/a	n/a
2024	377,200	385,500	392,000	401,200	401,200

NOTE: Data includes the impact from all rooms associated with the Company’s Super 8 master licensee in China in all periods.

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted diluted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered in isolation or as a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP and may not be comparable to similarly-titled measures used by other companies.

Reconciliation of Net Income/(Loss) to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full- Year
2025
Net income/(loss)	$61	$87	$105	$(60)	$193
Provision/(benefit) for income taxes	18	29	37	(12)	70
Depreciation and amortization	15	15	15	16	62
Interest expense, net	33	34	36	36	139
Stock-based compensation	9	8	8	14	41
Development advance notes amortization	7	8	8	9	32
Impairment (a)	—	—	—	86	86
Revo-related charges (b)	—	—	—	74	74
Restructuring and other-related costs (c)	—	13	2	2	18
Transaction-related (d)	1	1	1	—	2
Separation-related (e)	1	—	—	—	1
Foreign currency impact of highly inflationary countries (f)	—	—	1	—	—
Adjusted EBITDA	$145	$195	$213	$165	$718

2024
Net income	$16	$86	$102	$85	$289
Provision for income taxes	6	26	35	13	79
Depreciation and amortization	20	17	17	17	71
Interest expense, net	28	30	34	32	124
Early extinguishment of debt (g)	—	3	—	—	3
Stock-based compensation	10	10	10	11	41
Development advance notes amortization	5	6	6	6	24
Transaction-related (d)	41	5	1	—	47
Restructuring and other-related costs (c)	3	7	2	4	15
Impairment (a)	12	—	—	—	12
Separation-related (e)	—	(12)	1	—	(11)
Adjusted EBITDA	$141	$178	$208	$168	$694

NOTE: Amounts may not add due to rounding.
(a)    2025 represents an impairment of development advance notes and intangible assets related to Revo. 2024 primarily represents an impairment of development advance notes as a result of the Company’s evaluation of the recoverability of their carrying value.
(b)    Represents a provision for accounts and loans receivable from Revo, which is reflected in operating expenses on the Consolidated Statements of Income (Loss).
(c)    2025 amounts consist primarily of employee-related costs and real estate costs related to a call center closure in connection with a restructuring plan; 2024 amounts consist primarily of employee-related costs in connection with a restructuring plan.
(d)    Represents costs related to corporate transactions, including the Company's defense of an unsuccessful hostile takeover attempt. 2024 also includes costs related to the Company's repricing and upsizing of its term loan B.
(e)    Represents costs (income) associated with the Company's spin-off from Wyndham Worldwide.
(f)    Relates to the foreign currency impact from hyper-inflation, primarily in Argentina, which is reflected in operating expenses on the Consolidated Statements of Income (Loss).
(g)    Amounts relate to non-cash charges associated with the Company's refinancing of its term loan B.

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income/(Loss) and Diluted Earnings/(Loss) Per Share to Adj. Net Income and Adj. Diluted EPS:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Diluted earnings/(loss) per share	$(0.80)	$1.08	$2.50	$3.61

Net income/(loss)	$(60)	$85	$193	$289

Adjustments:
Impairment (a)	86	—	86	12
Revo-related charges (b)	74	—	74	—
Acquisition-related amortization expense (c)	7	7	27	27
Restructuring and other-related costs	2	4	18	15
Transaction-related	—	—	2	47
Separation-related	—	—	1	(11)
Early extinguishment of debt	—	—	—	3
Total adjustments before tax	169	11	208	93
Special tax items (d)	—	11	—	11
Income tax provision (e)	38	3	48	24
Total adjustments after tax	131	(3)	160	58
Adjusted net income	$71	$82	$353	$347
Adjustments - EPS impact	1.73	(0.04)	2.08	0.72
Adjusted diluted EPS	$0.93	$1.04	$4.58	$4.33

Diluted weighted average shares outstanding	76.2	78.8	77.2	80.1

(a)    2025 represents an impairment of development advance notes and intangible assets related to Revo. 2024 primarily represents an impairment of development advance notes as a result of the Company’s evaluation of the recoverability of their carrying value.
(b)    Represents a provision for accounts and loans receivable from Revo, which is reflected in operating expenses on the Consolidated Statements of Income (Loss).
(c)    Reflected in depreciation and amortization on the Consolidated Statements of Income (Loss).
(d)    Includes a benefit related to tax credits received in Puerto Rico.
(e    Reflects the estimated tax effects of the adjustments.

Table 8
WYNDHAM HOTELS & RESORTS
2026 OUTLOOK
As of February 18, 2026
(In millions, except per share data)

2026 Outlook
Fee-related and other revenues	$1,455 – 1,485
Adjusted EBITDA (a)	730 – 745
Depreciation and amortization expense (b)	36 – 38
Development advance notes amortization expense	35 – 37
Stock-based compensation expense	41 – 43
Interest expense, net	139 – 141
Adjusted income before income taxes	473 – 492
Income tax expense (c)	119 – 124
Adjusted net income	$354 – 368

Adjusted diluted EPS	$4.62 – 4.80

Diluted shares (d)	76.7

Capital expenditures	$40 – 45
Development advance notes	Approx. $110

Free cash flow conversion rate	55% - 60%

Year-over-Year Growth
Global RevPAR (e)	(1.5%) - 0.5%
Number of rooms (f)	4.0% - 4.5%

(a)    Includes the effects of the deferral of $12 million of royalties and franchise fees from Revo and the inclusion of $15 million of previously disclosed one-time variable cost reductions made in 2025; excluding which comparable basis growth rates would be 5% - 7%.
(b)    Excludes amortization of acquisition-related intangible assets of approximately $26 million.
(c)    Outlook assumes an effective tax rate of approximately 25%.
(d)    Excludes the impact of any share repurchases after December 31, 2025.
(e)    Represents constant currency basis; on a reported basis, which includes foreign currency impacts, would be (1.5%) - 0.5%.
(f) Excludes any potential room termination impact associated with Revo's ongoing insolvency.
To assist with modeling, each 1% change in RevPAR equates to an approximate $10 million impact to fee-related and other revenues and $4 million to adjusted EBITDA. If a significant pullback in demand were to materialize beyond the Company's current assumptions, actual results could fall below these estimates.
In determining adjusted EBITDA, interest expense, net, adjusted income before income taxes, adjusted net income, adjusted diluted EPS and free cash flow conversion rate, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS
Adjusted Net Income and Adjusted Diluted EPS: Represents net income (loss) and diluted earnings (loss) per share excluding acquisition-related amortization, impairment and other-related charges (including Revo-related charges), significant accelerated depreciation, restructuring and other-related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries and special tax items. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income (loss) excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment and other-related charges (including Revo-related charges), restructuring and other-related charges, contract termination costs, separation-related items, transaction-related items (acquisition-, disposition-, or debt-related), (gain)/loss on asset sales, foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company's definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Adjusted Free Cash Flow: Represents free cash flow excluding payments related to the Company's defense of an unsuccessful hostile takeover attempt and separation-related items.
Ancillary Revenues: Represents the summation of the license and other fees line item and other revenues line item per the income (loss) statement.
Average Daily Rate (ADR): Represents the average rate charged for renting a Room for one day.
Average Occupancy Rate: Represents the percentage of available Rooms occupied during the period.
Comparable Basis: Represents a comparison eliminating Marketing Fund Variability.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
FeePAR: Represents annual royalties per franchised Room and is calculated by dividing total annual royalty revenue of the Company's franchised hotels by the number of franchised Rooms in its system size.
Free Cash Flow: Reflects net cash provided by operating activities excluding development advances, less capital expenditures. The Company believes free cash flow to be a useful operating performance measure to it and investors. This measure helps the Company and investors evaluate its ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, free cash flow reflects the Company’s ability to grow its business through investments and acquisitions, as well as its ability to return cash to shareholders through dividends and share repurchases or even to delever. Free cash flow is not a representation of how the Company will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.
Free Cash Flow Conversion Rate: Represents the percentage of adjusted EBITDA that is converted to free cash flow and provides insights into how efficiently the Company is able to turn profits into cash available for use, such as for investments (including development advance notes), debt reduction, dividends or share repurchases.
Marketing Fund Variability: Relates to the quarterly timing variances from the Company's marketing funds. The Company's franchise agreements require the payment of marketing and reservation fees, and in accordance with these franchise agreements, the Company is generally contractually obligated to expend such fees for the benefit of each of its brands over time. Marketing and reservation fees earned are generally highest during the summer season when the franchised hotels have the highest occupancy and daily rates, while marketing and reservation expenses are generally highest during the first half of the year in an effort to drive higher occupancy in the summer months. Accordingly, the seasonality of the marketing and reservation revenues and expenses results in adjusted EBITDA variability during the quarters throughout the year but are designed such that on a full-year basis, the Company’s marketing funds break even.
Net Debt Leverage Ratio: Calculated by dividing total debt less cash and cash equivalents by trailing twelve months adjusted EBITDA.
RevPAR: Represents revenue per available franchised or managed Room and is calculated by multiplying average occupancy rate by ADR.
Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements, excluding all rooms associated with the Company's Super 8 master licensee in China, and (ii) properties under affiliation agreements for which the Company receives a fee for reservation and/or other services provided.
Royalty Rate: Represents the average royalty rate earned on the Company's franchised Rooms and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.